[Peat Marwick LLP Letterhead]





The Board of Directors and
     Stockholders
Transmedia Network Inc.:

We consent to incorporation by reference in the registration statement (NO. 33-93002) on Form S-8 of Transmedia Network, Inc. of our report dated November 22, 1995, relating to the consolidated balance sheets of Transmedia Network Inc. and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of earnings, retained earnings, and cash flows for each of the years in the three-year period ended September 30, 1995, and all related schedules, which report appears in the September 30, 1995 annual report on Form 10-K of Transmedia Network, Inc.

                                                      /S/KPMG Peat Marwick LLP


Miami, Florida
June 25, 1996